EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contacts:	Media Contact:
AngioDynamics, Inc.	EVC Group, Inc.	EVC Group, Inc.
D. Joseph Gersuk, CFO	Julie Huang/Doug Sherk	Steve DiMattia
(800) 772-6446 x1608	(646) 443-6963	(646) 201-5445
jgersuk@AngioDynamics.com	jhuang@evcgroup.com	sdimattia@evcgroup.com
dsherk@evcgroup.com

AngioDynamics Announces Departure of COO Robert Mitchell

Mitchell Accepts CEO Position of Start-up Medical Device Company

QUEENSBURY, N.Y. February 19, 2008—AngioDynamics (NASDAQ: ANGO), a leading provider of innovative medical devices used by interventional radiologists, nephrologists, and surgeons for the minimally invasive treatment of cancer and peripheral vascular disease, announced today that Robert D. Mitchell, the Company’s Chief Operating Officer, has resigned his position effective February 29, 2008 to become the CEO of Nellix Endovascular, a start-up medical device company.

“I thank Bob Mitchell for his efforts and contributions over the past 14 months and wish him well as he pursues the next chapter of his career,” said Eamonn Hobbs, President & CEO.  “Over the past year, we have strengthened our senior management team.  While I will be assuming many of Bob’s responsibilities, others will add some responsibilities.  We expect a smooth transition and a continuation of our recent positive momentum.”

About AngioDynamics

AngioDynamics, Inc. is a leading provider of innovative medical devices used by interventional radiologists, surgeons, and other physicians for the minimally invasive treatment of cancer and peripheral vascular disease. The Company's diverse product line includes market-leading radiofrequency ablation systems, vascular access products, angiographic products and accessories, dialysis products, angioplasty products, drainage products, thrombolytic products, embolization products and venous products. More information is available at www.angiodynamics.com.

Safe Harbor

The statements made in this document contain certain forward-looking statements that involve a number of risks and uncertainties. Words such as "expects," "intends," "anticipates," "plans," "believes," "seeks," "estimates," or variations of such words and similar expressions, are intended to identify such forward-looking statements. Investors are cautioned that actual events or results may differ from the Company's expectations. In addition to the matters described above, the ability of the Company to develop its products, future actions by the FDA or other regulatory agencies, results of pending or future clinical trials, overall economic conditions, general market conditions, market acceptance, foreign currency exchange rate fluctuations, the effects on pricing from group purchasing organizations and competition, as well as the risk factors listed from time to time in the SEC filings of AngioDynamics, Inc., including but not limited to its Annual Report on Form 10-K for the year ended June 2, 2007, may affect the actual results achieved by the Company.